Exhibit 99.1

News Release

Investor Contact: Phone: Email:	Don Washington Director, Investor Relations and Corporate Communications 704-731-1527 don.washington@enproindustries.com	EnPro Industries 5605 Carnegie Boulevard Charlotte, North Carolina 28209-4674 Phone: 704-731-1500 Fax: 704-731-1511 www.enproindustries.com

EnPro Industries’ Garlock Sealing Technologies Subsidiary Completes Product Line Acquisition

CHARLOTTE, N.C., August 1, 2011 — EnPro Industries, Inc. (NYSE: NPO) announced today that its subsidiary, Garlock Sealing Technologies, LLC (GST), has completed the acquisition of the ONE-UP® Pump Diaphragm business from W. L. Gore & Associates, Inc. The acquisition significantly expands the products GST offers to the industrial pump market.

The ONE-UP® Pump Diaphragm is well known in the industrial pump market for its outstanding performance characteristics and long service life. Manufacturing of the product line will be relocated from Gore’s facility in Elkton, Maryland, to GST’s facility in Palmyra, New York, and GST will continue to exclusively utilize Gore’s high-performance PTFE material to manufacture the ONE-UP® family of products.

“The acquisition of this product line is a very exciting opportunity for GST. It underscores that the business remains healthy and viable as GST seeks a final and definitive resolution of asbestos claims against it,” said Steve Macadam, president and chief executive officer of EnPro. “GST has acquired a product with an excellent reputation that we are confident will enhance GST’s position in its markets.”

Terms of the transaction were not disclosed.

About EnPro Industries

EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, components and service for reciprocating compressors, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at http://www.enproindustries.com.